Western Alliance Bancorporation
One East Washington Street
Phoenix, AZ 85004
www.westernalliancebancorporation.com

PHOENIX--(BUSINESS WIRE)--April 16, 2020

FIRST QUARTER 2020 FINANCIAL RESULTS

Net income	Earnings per share	Operating PPNR[1]	Net Interest Margin	Efficiency ratio	Book value per common share
$84.0 million	$0.83	$163.4 million	4.22%	42.9%	$29.65
				41.8%[1], excluding non-operating items	$26.73[1], excluding goodwill and intangibles

CEO COMMENTARY:
“As we all experience the pressure that the COVID-19 pandemic has caused around the world, the people at Western Alliance remain actively engaged and are focused on helping our clients navigate through this challenging time,” said Kenneth A. Vecchione, President and Chief Executive Officer. He continued, “We arrive here uniquely prepared to address what’s ahead - at the end of 2019, the Company had $3.3 billion in total regulatory capital and strong tangible common equity[1]. Further, our robust and diverse deposit sources support our liquidity position.”

“The Company’s first quarter results produced loan and deposit growth that each exceeded $2.0 billion, bringing total assets to $29.2 billion at the end of the quarter. The $2.0 billion increase in loans, together with the adoption of the new current expected credit losses accounting guidance that requires recognition of lifetime losses upfront and consideration of the current economic environment and outlook, resulted in a first quarter 2020 provision for credit losses of $51.2 million that reduced net income to $84.0 million and earnings per share to $0.83. Operating pre-provision net revenue[1], which excludes the impact of the provision for credit losses rose $4.7 million, or 3%, from the prior quarter to $163.4 million, even with one less day in the quarter. Asset quality at the end of the quarter remains steady with a ratio of non-performing assets to total assets of 0.33%. As we enter into the second quarter, we believe that we are well-positioned and prepared for the challenges ahead with a seasoned leadership team in place, ample liquidity and substantial capital resources.”

LINKED-QUARTER BASIS	YEAR-OVER-YEAR

The Company's first quarter 2020 financial results were affected by the current economic environment resulting from the COVID-19 pandemic, which also contributed to the $51.2 million provision for credit losses recognized during the quarter under the new current expected credit losses (CECL) accounting standard. Refer to page 6 for further discussion of the impact on the Company's financial statements upon adoption of this new accounting guidance.

FINANCIAL HIGHLIGHTS:

▪	Net income and earnings per share of $84.0 million and $0.83 compared to $128.1 million and $1.25, respectively

▪	Net operating revenue[1] of $285.4 million, a decrease of 0.7%, or $2.2 million, compared to a decrease in operating non-interest expenses[1] of 5.3%, or $6.8 million

▪	Operating pre-provision net revenue[1] of $163.4 million, up $4.7 million from $158.7 million

▪	Effective tax rate of 18.06%, compared to 17.00%

▪	Net income of $84.0 million and earnings per share of $0.83, down 30.5% and 28.4%, from $120.8 million and $1.16, respectively

▪	Net operating revenue[1] of $285.4 million, an increase of 9.8%, or $25.4 million, compared to an increase in operating non-interest expenses[1] of 9.1%, or $10.2 million

▪	Operating pre-provision net revenue[1] of $163.4 million, up $15.3 million from $148.1 million

▪	Effective tax rate of 18.06%, compared to 17.45%

FINANCIAL POSITION RESULTS:

▪	Total loans of $23.1 billion, up $2.0 billion, or 38.7% annualized

▪	Total deposits of $24.8 billion, up $2.0 billion, or 35.7% annualized

▪	Stockholders' equity of $3.0 billion, down $17 million

▪	Increase in total loans of $5.0 billion, or 27.9%

▪	Increase in total deposits of $4.6 billion, or 22.9%

▪	Increase in stockholders' equity of $279 million

LOANS AND ASSET QUALITY:

▪	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.33%, compared to 0.26%

▪	Annualized net loan (recoveries) charge-offs to average loans outstanding of (0.06)% compared to 0.02%

▪	Nonperforming assets to total assets of 0.33%, compared to 0.26%

▪	Net loan (recoveries) charge-offs to average loans outstanding of (0.06)%, compared to 0.03%

KEY PERFORMANCE METRICS:

▪	Net interest margin of 4.22%, compared to 4.39%

▪	Return on average assets and on tangible common equity[1] of 1.22% and 12.18%, compared to 1.92% and 18.89%, respectively

▪	Tangible common equity ratio[1] of 9.4%, compared to 10.3%

▪	Tangible book value per share[1], net of tax, of $26.73, an increase of 0.7% from $26.54

▪	Operating efficiency ratio[1] of 41.8%, compared to 43.8%

▪	Net interest margin of 4.22%, compared to 4.71%

▪	Return on average assets and on tangible common equity[1] of 1.22% and 12.18%, compared to 2.12% and 20.49%, respectively

▪	Tangible common equity ratio[1] of 9.4%, compared to 10.3%

▪	Tangible book value per share[1], net of tax, of $26.73, an increase of 15.2% from $23.20

▪	Operating efficiency ratio[1] of 41.8%, compared to 42.0%

[1]	See reconciliation of Non-GAAP Financial Measures beginning on page 20.

Impact of and Response to the COVID-19 Pandemic
In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, mandatory work from home for all employees able to do so, social distancing precautions for all employees in the office and customers visiting branches, and preventative cleaning at offices and branches. The Company also focused on business continuity measures, including forming a COVID-19 task force, monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors.
The Company has also taken measures to both support customers affected by the pandemic and to maintain strong asset quality, including:

•	helping business customers through the Paycheck Protection Program and other loan products;

•	implementing a broad-based risk management strategy to manage credit segments on a real-time basis;

•	tightened underwriting standards;

•	monitoring portfolio risk and related mitigation strategies by segments;

•	placing limits on originations to higher risk industries and customers including, but not limited, to transportation, travel, hospitality, entertainment, and retail;

•	contacting customers in order to assess credit situations and needs and develop long-term contingency financial plans; and

•	offering flexible repayment options to current customers and a streamlined loan modification process, when appropriate.

The economic environment and uncertainty related to the COVID-19 pandemic contributed to the $51.2 million provision for credit losses recognized during the quarter under the CECL accounting standard adopted by the Company on January 1, 2020.  Continued uncertainty regarding the severity and duration of the pandemic and related economic effects will continue to affect the accounting for credit losses under the new standard.

As a result of the economic uncertainty, the Company will pause its stock repurchase program for the remainder of the second quarter.  While the Company does not anticipate any need for additional liquidity, it may take advantage of federal facilities in the future in connection with funding loans to small and medium-sized businesses.  The Company's capital ratios remained strong as of March 31, 2020, with a tangible common equity to total assets ratio1 of 9.4%.

Income Statement
Net interest income was $269.0 million in the first quarter 2020, a decrease of $3.0 million from $272.0 million in the fourth quarter 2019, and an increase of $21.7 million, or 8.8%, compared to the first quarter 2019. Net interest income in the first quarter 2020 includes $1.7 million of total accretion income from acquired loans, compared to $2.5 million in the fourth quarter 2019, and $2.8 million in the first quarter 2019.
Provision for credit losses2 was $51.2 million in the first quarter 2020, an increase of $47.2 million from $4.0 million in the fourth quarter 2019, and an increase of $46.6 million from $4.5 million in the first quarter 2019. The significant increase in the provision for credit losses during the first quarter 2020 is due to the $2.0 billion increase in loans, together with the adoption of the new CECL accounting standard. This standard changes the methodology for estimating credit losses on financial instruments from an incurred loss model to an expected total loss model. This results in the recognition of expected losses over the life of loans at the time that the loan is originated, rather than after a loss has been incurred, which results in an acceleration in the timing of loss recognition. Further, as the Company's CECL models incorporate historical experience, current conditions, and reasonable and supportable forecasts in measuring expected credit losses, the current uncertainty in the overall economy has also contributed to an increased provision for credit losses for the first quarter 2020.
The Company’s net interest margin in the first quarter 2020 was 4.22%, a decrease from 4.39% in the fourth quarter 2019 and from 4.71% in the first quarter 2019. The decrease in NIM from the prior periods is primarily a result of decreased yields on loans, partially offset by lower rates on deposits and interest expense on borrowings.
Operating non-interest income1 was $16.3 million for the first quarter 2020, compared to $15.5 million for the fourth quarter 2019, and $12.6 million for the first quarter 2019.
Net operating revenue1 was $285.4 million for the first quarter 2020, a decrease of $2.2 million, compared to $287.5 million for the fourth quarter 2019, and an increase of $25.4 million, or 9.8%, compared to $259.9 million for the first quarter 2019.
Operating non-interest expense1 was $121.9 million for the first quarter 2020, compared to $128.8 million for the fourth quarter 2019, and $111.8 million for the first quarter 2019. The Company’s operating efficiency ratio1 was 41.8% for the first quarter 2020, compared to 43.8% in the fourth quarter 2019, and 42.0% for the first quarter 2019.
Income tax expense was $18.5 million for the first quarter 2020, compared to $26.2 million for the fourth quarter 2019, and $25.5 million for the first quarter 2019. The decrease in income tax expense from the prior periods is primarily the result of a decrease in pre-tax income during the first quarter 2020, partially offset by a marginal increase in the effective tax rate.
Net income was $84.0 million for the first quarter 2020, a decrease of $44.1 million from $128.1 million for the fourth quarter 2019, and $36.8 million, or 30.5%, from $120.8 million for the first quarter 2019. Earnings per share was $0.83 for the first quarter 2020, compared to $1.25 for the fourth quarter 2019, and $1.16 for the first quarter 2019. As discussed above, the decrease in net income and earnings per share for the first quarter 2020 was driven by the increase in the provision for credit losses.
The Company views its operating pre-provision net revenue1 ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net operating revenue less operating non-interest expense. For the first quarter 2020, the Company’s operating PPNR1 was $163.4 million, up $4.7 million from $158.7 million in the fourth quarter 2019, and up $15.3 million from $148.1 million in the first quarter 2019. Non-operating income1 for the first quarter 2020 consisted of a net fair value loss adjustment on assets measured at fair value of $11.3 million, which predominately relates to valuation declines on preferred stock holdings of other banking companies, and a net gain on sales of investment securities of $0.1 million. Non-operating expense1 for the first quarter 2020 consisted of a net gain on sales and valuations of repossessed and other assets of $1.5 million.
The Company had 1,858 full-time equivalent employees and 47 offices at March 31, 2020, compared to 1,835 employees and 47 offices at December 31, 2019, and 1,773 employees and 47 offices at March 31, 2019.

[1]	See reconciliation of Non-GAAP Financial Measures beginning on page 20.

[2]
Upon adoption of CECL on January 1, 2020, Provision for credit losses has been modified to also include amounts related to unfunded loan commitments and investment securities. Prior period amounts have been restated to conform to the current presentation.

Balance Sheet
Gross loans totaled $23.1 billion at March 31, 2020, an increase of $2.0 billion from $21.1 billion at December 31, 2019, and an increase of $5.0 billion from $18.1 billion at March 31, 2019. The increase from the prior quarter was driven by an increase of $1.8 billion in commercial and industrial loans, $107 million in construction and land development loans, $92 million in residential real estate loans, and $47 million in CRE, non-owner occupied loans. These increases were partially offset by a decrease of $28 million in CRE, owner occupied loans. From March 31, 2019, the largest increases in the loan balance were driven by commercial and industrial loans of $3.5 billion, CRE, non-owner occupied loans of $988 million, and residential real estate loans of $778 million. These increases were partially offset by a decrease of $224 million in construction and land development loans. The Company's allowance for credit losses on loans consists of an allowance for funded loans and an allowance for unfunded loan commitments. At March 31, 2020, the allowance for loan losses to loans held for investment was 1.02%, compared to 0.80% at December 31, 2019, and 0.86% at March 31, 2019. The allowance for credit losses, which includes the allowance for unfunded loan commitments, to loans held for investment was 1.14% at March 31, 2020, compared to 0.84% at December 31, 2019, and 0.91% at March 31, 2019.
Deposits totaled $24.8 billion at March 31, 2020, an increase of $2.0 billion from $22.8 billion at December 31, 2019, and an increase of $4.6 billion from $20.2 billion at March 31, 2019. The increase from the prior quarter was driven by an increase of $1.3 billion from non-interest bearing demand deposits and $818 million in interest bearing demand deposits. These increases were offset by a decrease of $143 million from savings and money market accounts. From March 31, 2019, deposits increased across all deposit types, with increases in non-interest bearing demand deposits of $2.2 billion, savings and money market accounts of $1.2 billion, interest-bearing demand deposits of $1.1 billion, and certificates of deposit of $156 million. Non-interest bearing deposits were $9.9 billion at March 31, 2020, compared to $8.5 billion at December 31, 2019, and $7.7 billion at March 31, 2019.
The table below shows the Company's deposit types as a percentage of total deposits:

	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Non-interest bearing deposits	39.8%	37.5%	38.0%
Savings and money market balances	36.2	40.0	38.6
Interest-bearing demand deposits	14.4	12.1	12.4
Certificates of deposit	9.6	10.4	11.0
The Company’s ratio of loans to deposits was 93.3% at March 31, 2020, compared to 92.7% at December 31, 2019, and 89.6% at March 31, 2019.
Borrowings were $308 million at March 31, 2020, compared to zero at December 31, 2019 and March 31, 2019. The increase in borrowings is due to an increase in federal funds purchased.
Qualifying debt totaled $390 million at March 31, 2020, compared to $394 million at December 31, 2019, and $374 million at March 31, 2019.
Stockholders’ equity was $3.0 billion at March 31, 2020, compared to $3.0 billion at December 31, 2019, and $2.7 billion at March 31, 2019. The increase in stockholders' equity from March 31, 2019 is primarily a function of net income, partially offset by share repurchases and dividends to shareholders as well and the adoption impact of CECL. Under the Company's common stock repurchase program, the Company is authorized to repurchase up to $250 million of its shares of common stock through December 31, 2020. During the first quarter 2020, the Company repurchased 1,769,479 shares of its common stock, representing approximately 1.7% of the Company's outstanding shares. Shares were repurchased at a weighted average price of $35.30, for a total of $62.5 million. During the first quarter 2020, the Company's Board of Directors approved a cash dividend of $0.25 per share. The dividend payment to shareholders totaled $25.6 million, and was paid on February 28, 2020.
At March 31, 2020, tangible common equity, net of tax, was 9.4% of tangible assets1 and total capital was 11.9% of risk-weighted assets. The Company’s tangible book value per share1 was $26.73 at March 31, 2020, up 15.2% from March 31, 2019.
Total assets increased 8.7% to $29.2 billion at March 31, 2020, from $26.8 billion at December 31, 2019, and increased 22.6% from $23.8 billion at March 31, 2019. The increase in total assets from the prior year was driven by organic loan and deposit growth.
Asset Quality
The provision for credit losses increased to $51.2 million for the first quarter 2020, compared to $4.0 million for the fourth quarter 2019, and $4.5 million for the first quarter 2019. Net loan (recoveries) charge-offs in the first quarter 2020 were $(3.2) million, or (0.06)% of average loans (annualized), compared to net charge-offs of $1.2 million, or 0.02%, in the fourth quarter 2019, and $1.2 million, or 0.03%, in the first quarter 2019.
Nonaccrual loans increased $30.6 million to $86.6 million during the quarter and increased $42.7 million from March 31, 2019. Loans past due 90 days and still accruing were zero at March 31, 2020, December 31, 2019, and March 31, 2019. Loans past due 30-89 days and still accruing interest totaled $38.5 million at March 31, 2020, an increase from $14.5 million at December 31, 2019, and an increase from $20.5 million at March 31, 2019.
Repossessed assets totaled $10.6 million at March 31, 2020, a decrease of $3.3 million from $13.9 million at December 31, 2019, and a decrease of $7.1 million from $17.7 million at March 31, 2019. Adversely graded loans and non-performing assets totaled $351.3 million at March 31, 2020, an increase of $9.7 million from $341.6 million at December 31, 2019, and a decrease of $6.3 million from $357.6 million at March 31, 2019.
The ratio of classified assets to Tier 1 capital plus the allowance for credit losses, a common regulatory measure of asset quality, was 8.2% at March 31, 2020, compared to 5.8% at December 31, 2019, and 8.9% at March 31, 2019.

[1]	See reconciliation of Non-GAAP Financial Measures beginning on page 20.

Segment Highlights
The Company's reportable segments are aggregated primarily based on geographic location, services offered, and markets served. The Company's regional segments, which include Arizona, Nevada, Southern California, and Northern California, provide full service banking and related services to their respective markets. The operations from the regional segments correspond to the following banking divisions: Alliance Bank of Arizona, Bank of Nevada and First Independent Bank, Torrey Pines Bank, and Bridge Bank.
The Company's National Business Lines ("NBL") segment provides specialized banking services to niche markets. The Company's NBL reportable segments include Homeowner Associations ("HOA") Services, Hotel Franchise Finance ("HFF"), Public & Nonprofit Finance, Technology & Innovation, and Other NBLs. These NBLs are managed centrally and are broader in geographic scope than our other segments, though still predominately located within our core market areas.
The Corporate & Other segment consists of the Company's investment portfolio, Corporate borrowings and other related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's Arizona, Nevada, Southern California, Northern California, and NBL segments include loan and deposit growth, asset quality, and pre-tax income.
The regional segments reported gross loan balances of $9.9 billion at March 31, 2020, an increase of $284 million during the quarter, and an increase of $779 million during the last twelve months. The growth in loans during the quarter was driven by the Northern California, Arizona, and Nevada segments with growth of $118 million, $112 million, and $44 million, respectively. During the last twelve months, each of the regional segments reported loan growth, with the Arizona, Northern California, and Nevada segments contributing the largest increases of $306 million, $232 million, and $227 million, respectively. Total deposits for the regional segments were $16.3 billion, an increase of $1.6 billion during the quarter, and an increase of $2.2 billion during the last twelve months. The increase in deposits during the quarter was driven by the Arizona, Southern California, and Northern California segments, with deposit increases of $1.1 billion, $442 million, and $135 million, respectively. These increases were partially offset by a decrease of $105 million in the Nevada segment. The growth in deposits over the last twelve months was spread across all regional segments with increases in the Arizona, Northern California, Nevada, and Southern California segments of $1.2 billion, $500 million, $238 million, and $234 million, respectively.
Pre-tax income for the regional segments was $89.0 million for the three months ended March 31, 2020, a decrease of $16.0 million from the three months ended December 31, 2019, and an increase of $0.7 million from the three months ended March 31, 2019. The decline in pre-tax income during the quarter was spread across all regional segments, with decreases in the Southern California, Arizona, Northern California, and Nevada segments of $5.4 million, $4.9 million, $3.7 million, and $2.0 million, respectively. The increase in pre-tax income from the three months ended March 31, 2019 was driven by increases in the Arizona and Nevada segments of $2.3 million and $1.8 million, respectively. These increases were partially offset by decreases in the Northern California and Southern California segments of $2.2 million and $1.3 million, respectively, from the three months ended March 31, 2019.
The NBL segments reported gross loan balances of $13.2 billion at March 31, 2020, an increase of $1.8 billion during the quarter, and an increase of $4.3 billion during the last twelve months. With the exception of the HOA Services segment, which reported a slight decrease in its loan balances from the prior quarter, each of the NBL segments reported loan growth, with the largest increases in the Other NBLs and Technology & Innovation segments of $1.2 billion and $502 million, respectively. During the last twelve months, each of the NBL segments reported loan growth, with the Other NBLs, Technology & Innovation, and HFF segments contributing the largest increases of $2.7 billion, $997 million, and $414 million, respectively. Total deposits for the NBL segments were $7.7 billion, an increase of $727 million during the quarter, and an increase of $2.4 billion during the last twelve months. The increase in deposits from the prior quarter is primarily attributable to the Technology & Innovation and HOA Services segments, which increased deposits by $383 million and $330 million, respectively. The increase in deposits of $2.4 billion during the last twelve months is also attributable to growth in the Technology & Innovation and HOA Services segments of $1.7 billion and $577 million, respectively.
Pre-tax income for the NBL segments was $47.9 million for the three months ended March 31, 2020, a decrease of $29.5 million from the three months ended December 31, 2019, and a decrease of $11.5 million from the three months ended March 31, 2019. The decrease in pre-tax income from the prior quarter was spread across most of the NBL segments with decreases in the Technology & Innovation, Other NBLs, HFF, and HOA Services segments of $14.4 million, $8.2 million, $5.8 million, and $1.2 million, respectively. The drivers of the decrease in pre-tax income from the same period in the prior year were the Technology & Innovation and HFF segments, which had decreases of $8.7 million and $4.5 million, respectively. These increases were partially offset by an increase in pre-tax income for the Other NBLs segment of $2.8 million.
Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its first quarter 2020 financial results at 12:00 p.m. ET on Friday, April 17, 2020. Participants may access the call by dialing 1-888-317-6003 and using passcode 4136497 or via live audio webcast using the website link https://services.choruscall.com/links/wal200417.html. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 2:00 p.m. ET April 17th through 9:00 a.m. ET May 17th by dialing 1-877-344-7529 passcode: 10142009.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Adoption of Accounting Standards
During the first quarter of 2020, the Company adopted the Accounting Standards Updates ("ASU") related to credit losses, which include ASU 2016-13, Measurement of Credit Losses on Financial Instruments, ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, ASU 2019-05, Financial Instruments - Credit Losses, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments—Credit Losses.
The new standards significantly change the impairment model for most financial assets that are measured at amortized cost, including off-balance sheet credit exposures, from an incurred loss model to an expected loss model. The amendments in ASU 2016-13 require that an organization measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The Company adopted the amendments within ASU 2016-13 using the modified retrospective method for all financial assets measured at amortized cost and off-balance sheet credit exposures. The Company recorded a cumulative effect adjustment to retained earnings, which resulted in a total decrease to retained earnings of $24.9 million as of January 1, 2020. This adjustment was due primarily to expected total losses under the new model in the Company's loan portfolio and its off-balance sheet credit exposures.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, future economic performance and dividends, and the impact to the Company’s allowance and provision for credit losses and capital levels under the new current expected credit loss (CECL) accounting standard. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission; the potential adverse effects of the ongoing COVID-19 pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes including in response to the COVID-19 pandemic such as the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and the rules and regulations that may be promulgated thereunder; or changes in accounting principles, policies or guidelines (including changes related to CECL); supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With more than $25 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies. The Company has ranked in the top 10 on the Forbes “Best Banks in America” list for five consecutive years, 2016-2020, and was recognized as the #1 best-performing of the 50 largest public U.S. banks in 2019 by S&P Global Market Intelligence. Its primary subsidiary, Western Alliance Bank, Member FDIC, helps business clients realize their growth ambitions with local teams of experienced bankers who deliver superior service and a full spectrum of customized loan, deposit and treasury management capabilities. Business clients also benefit from a powerful array of specialized financial services that provide strong expertise and tailored solutions for a wide variety of industries and sectors. A national presence with a regional footprint, Western Alliance Bank operates individually branded, full-service banking divisions and has offices in key markets nationwide. For more information, visit westernalliancebank.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
	As of March 31,
	2020	2019	Change %
	(in millions)
Total assets	$29,158.2	$23,792.8	22.6%
Gross loans, net of deferred fees	23,166.2	18,116.7	27.9
Securities and money market investments	4,355.3	3,739.4	16.5
Total deposits	24,830.7	20,208.7	22.9
Qualifying debt	389.9	374.0	4.3
Stockholders' equity	2,999.6	2,720.6	10.3
Tangible common equity, net of tax (1)	2,704.3	2,424.0	11.6

Selected Income Statement Data:
	For the Three Months Ended March 31,
	2020	2019	Change %
	(in thousands, except per share data)
Interest income	$307,216	$291,168	5.5%
Interest expense	38,196	43,832	(12.9)
Net interest income	269,020	247,336	8.8
Provision for credit losses	51,176	4,536	NM
Net interest income after provision for credit losses	217,844	242,800	(10.3)
Non-interest income	5,109	15,410	(66.8)
Non-interest expense	120,481	111,878	7.7
Income before income taxes	102,472	146,332	(30.0)
Income tax expense	18,508	25,536	(27.5)
Net income	$83,964	$120,796	(30.5)
Diluted earnings per share	$0.83	$1.16	(28.4)

(1)    See Reconciliation of Non-GAAP Financial Measures.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or For the Three Months Ended March 31,
	2020	2019	Change %
Diluted earnings per share	$0.83	$1.16	(28.4)%
Book value per common share	29.65	26.04	13.9
Tangible book value per share, net of tax (1)	26.73	23.20	15.2
Average shares outstanding (in thousands):
Basic	101,328	104,033	(2.6)
Diluted	101,675	104,475	(2.7)
Common shares outstanding	101,153	104,483	(3.2)

Selected Performance Ratios:
Return on average assets (2)	1.22%	2.12%	(42.5)%
Return on average tangible common equity (1, 2)	12.18	20.49	(40.6)
Net interest margin (2)	4.22	4.71	(10.4)
Operating efficiency ratio - tax equivalent basis (1)	41.79	42.02	(0.5)
Loan to deposit ratio	93.30	89.65	4.1

Asset Quality Ratios:
Net (recoveries) charge-offs to average loans outstanding (2)	(0.06)%	0.03%	NM
Nonaccrual loans to funded loans	0.37	0.24	54.2
Nonaccrual loans and repossessed assets to total assets	0.33	0.26	26.9
Allowance for loan losses to funded loans	1.02	0.86	18.6
Allowance for loan losses to nonaccrual loans	271.83	353.15	(23.0)

Capital Ratios:
	Mar 31, 2020	Dec 31, 2019	Mar 31, 2019
Tangible common equity (1)	9.4%	10.3%	10.3%
Common Equity Tier 1 (3)	9.7	10.6	10.7
Tier 1 Leverage ratio (3)	10.2	10.6	11.0
Tier 1 Capital (3)	10.0	10.9	11.1
Total Capital (3)	11.9	12.8	13.2

(1)    See Reconciliation of Non-GAAP Financial Measures.
(2)    Annualized on an actual/actual basis for periods less than 12 months.
(3)    Capital ratios for March 31, 2020 are preliminary.
NM    Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended March 31,
	2020	2019
	(dollars in thousands, except per share data)
Interest income:
Loans	$276,886	$258,818
Investment securities	27,367	29,134
Other	2,963	3,216
Total interest income	307,216	291,168
Interest expense:
Deposits	32,516	35,788
Qualifying debt	5,249	6,105
Borrowings	431	1,939
Total interest expense	38,196	43,832
Net interest income	269,020	247,336
Provision for credit losses (1)	51,176	4,536
Net interest income after provision for credit losses	217,844	242,800
Non-interest income:
Service charges and fees	6,404	5,412
Income from equity investments	3,766	2,009
Card income	1,717	1,841
Foreign currency income	1,328	1,095
Income from bank owned life insurance	962	981
Lending related income and gains (losses) on sale of loans, net	648	251
Gain (loss) on sales of investment securities	72	—
Fair value (loss) gain adjustments on assets measured at fair value, net	(11,300)	2,834
Other	1,512	987
Total non-interest income	5,109	15,410
Non-interest expenses:
Salaries and employee benefits	72,064	68,556
Legal, professional, and directors' fees	10,402	7,532
Data processing	8,603	6,675
Occupancy	8,225	8,227
Deposit costs	7,338	5,724
Insurance	2,998	2,809
Business development	2,281	2,085
Loan and repossessed asset expenses	1,462	2,006
Marketing	904	741
Card expense	743	634
Intangible amortization	373	387
Net (gain) loss on sales and valuations of repossessed and other assets	(1,452)	97
Other	6,540	6,405
Total non-interest expense	120,481	111,878
Income before income taxes	102,472	146,332
Income tax expense	18,508	25,536
Net income	$83,964	$120,796

Earnings per share:
Diluted shares	101,675	104,475
Diluted earnings per share	$0.83	$1.16

(1)
Upon adoption of CECL on January 1, 2020, Provision for credit losses has been modified to also include amounts related to unfunded loan commitments and investment securities. Prior period amounts have been restated to conform to the current presentation.

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(in thousands, except per share data)
Interest income:
Loans	$276,886	$284,971	$278,932	$270,349	$258,818
Investment securities	27,367	28,194	29,660	28,900	29,134
Other	2,963	2,255	7,016	3,599	3,216
Total interest income	307,216	315,420	315,608	302,848	291,168
Interest expense:
Deposits	32,516	37,374	43,354	41,888	35,788
Qualifying debt	5,249	5,492	5,785	6,008	6,105
Borrowings	431	581	47	271	1,939
Total interest expense	38,196	43,447	49,186	48,167	43,832
Net interest income	269,020	271,973	266,422	254,681	247,336
Provision for credit losses (1)	51,176	3,964	3,803	6,964	4,536
Net interest income after provision for credit losses	217,844	268,009	262,619	247,717	242,800
Non-interest income:
Service charges and fees	6,404	6,233	5,888	5,821	5,412
Income from equity investments	3,766	1,671	3,742	868	2,009
Card income	1,717	1,784	1,729	1,625	1,841
Foreign currency income	1,328	1,423	1,321	1,148	1,095
Income from bank owned life insurance	962	963	979	978	981
Lending related income and gains (losses) on sale of loans, net	648	1,815	539	553	251
Gain (loss) on sales of investment securities	72	—	3,152	—	—
Fair value (loss) gain adjustments on assets measured at fair value, net	(11,300)	491	222	1,572	2,834
Other	1,512	1,647	1,869	1,653	987
Total non-interest income	5,109	16,027	19,441	14,218	15,410
Non-interest expenses:
Salaries and employee benefits	72,064	73,946	70,978	65,794	68,556
Legal, professional, and directors' fees	10,402	10,124	8,248	11,105	7,532
Data processing	8,603	10,014	7,095	6,793	6,675
Occupancy	8,225	8,256	8,263	7,761	8,227
Deposit costs	7,338	6,789	11,537	7,669	5,724
Insurance	2,998	3,233	3,071	2,811	2,809
Business development	2,281	2,071	1,443	1,444	2,085
Loan and repossessed asset expenses	1,462	2,152	1,953	1,460	2,006
Marketing	904	1,559	842	1,057	741
Card expense	743	454	548	710	634
Intangible amortization	373	386	387	387	387
Net (gain) loss on sales and valuations of repossessed and other assets	(1,452)	962	3,379	(620)	97
Other	6,540	9,789	8,408	7,878	6,405
Total non-interest expense	120,481	129,735	126,152	114,249	111,878
Income before income taxes	102,472	154,301	155,908	147,686	146,332
Income tax expense	18,508	26,236	28,533	24,750	25,536
Net income	$83,964	$128,065	$127,375	$122,936	$120,796

Earnings per share:
Diluted shares	101,675	102,138	102,451	103,501	104,475
Diluted earnings per share	$0.83	$1.25	$1.24	$1.19	$1.16

(1)
Upon adoption of CECL on January 1, 2020, Provision for credit losses has been modified to also include amounts related to unfunded loan commitments and investment securities. Prior period amounts have been restated to conform to the current presentation.

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(in millions)
Assets:
Cash and due from banks	$415.7	$434.6	$872.1	$1,067.7	$785.6
Securities and money market investments	4,355.3	4,036.6	4,148.1	3,870.1	3,739.4
Loans held for sale	20.9	21.8	21.8	—	—
Loans held for investment:
Commercial and industrial	11,204.3	9,382.0	8,707.8	8,454.2	7,723.7
Commercial real estate - non-owner occupied	5,292.7	5,245.6	5,031.3	4,685.5	4,304.3
Commercial real estate - owner occupied	2,289.0	2,316.9	2,299.8	2,254.1	2,285.3
Construction and land development	2,059.4	1,952.2	2,155.6	2,210.4	2,283.5
Residential real estate	2,239.7	2,147.7	1,862.5	1,580.1	1,461.5
Consumer	60.2	57.1	74.0	66.0	58.4
Gross loans, net of deferred fees	23,145.3	21,101.5	20,131.0	19,250.3	18,116.7
Allowance for credit losses	(235.3)	(167.8)	(165.0)	(160.4)	(155.0)
Loans, net	22,910.0	20,933.7	19,966.0	19,089.9	17,961.7
Premises and equipment, net	125.9	125.8	125.0	123.1	119.8
Operating lease right-of-use asset	72.3	72.6	74.5	71.1	72.8
Other assets acquired through foreclosure, net	10.6	13.9	15.5	17.7	17.7
Bank owned life insurance	175.0	174.0	173.1	172.1	171.1
Goodwill and other intangibles, net	297.2	297.6	298.0	298.4	298.8
Other assets	775.3	711.3	630.1	604.7	625.9
Total assets	$29,158.2	$26,821.9	$26,324.2	$25,314.8	$23,792.8
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$9,886.5	$8,537.9	$8,755.7	$8,677.3	$7,679.3
Interest bearing:
Demand	3,578.8	2,760.9	2,509.4	2,525.6	2,499.8
Savings and money market	8,978.1	9,120.7	9,058.4	7,898.3	7,798.3
Certificates of deposit	2,387.3	2,377.0	2,117.3	2,338.7	2,231.3
Total deposits	24,830.7	22,796.5	22,440.8	21,439.9	20,208.7
Customer repurchase agreements	23.0	16.7	15.0	13.9	15.1
Total customer funds	24,853.7	22,813.2	22,455.8	21,453.8	20,223.8
Borrowings	308.0	—	—	—	—
Qualifying debt	389.9	393.6	388.9	387.2	374.0
Operating lease liability	78.7	78.1	79.8	76.2	77.8
Accrued interest payable and other liabilities	528.3	520.3	476.7	546.3	396.6
Total liabilities	26,158.6	23,805.2	23,401.2	22,463.5	21,072.2
Stockholders' Equity:
Common stock and additional paid-in capital	1,300.3	1,311.4	1,305.5	1,310.9	1,329.6
Retained earnings	1,661.8	1,680.3	1,581.9	1,514.0	1,399.2
Accumulated other comprehensive income (loss)	37.5	25.0	35.6	26.4	(8.2)
Total stockholders' equity	2,999.6	3,016.7	2,923.0	2,851.3	2,720.6
Total liabilities and stockholders' equity	$29,158.2	$26,821.9	$26,324.2	$25,314.8	$23,792.8

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses on Loans
Unaudited
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(in thousands)
Allowance for loan losses
Balance, beginning of period	$167,797	$165,021	$160,409	$154,987	$152,717
Beginning balance adjustment from adoption of CECL	19,128	—	—	—	—
Provision for credit losses (1)	45,241	4,000	4,000	7,000	3,500
Recoveries of loans previously charged-off:
Commercial and industrial	1,299	744	2,549	495	477
Commercial real estate - non-owner occupied	1,931	4	—	53	—
Commercial real estate - owner occupied	4	5	8	386	453
Construction and land development	10	10	17	9	55
Residential real estate	12	161	131	27	93
Consumer	4	6	6	8	5
Total recoveries	3,260	930	2,711	978	1,083
Loans charged-off:
Commercial and industrial	97	2,028	1,950	2,018	2,124
Commercial real estate - non-owner occupied	—	—	—	—	—
Commercial real estate - owner occupied	—	—	139	—	—
Construction and land development	—	—	—	141	—
Residential real estate	—	—	9	397	188
Consumer	—	126	1	—	1
Total loans charged-off	97	2,154	2,099	2,556	2,313
Net loan (recoveries) charge-offs	(3,163)	1,224	(612)	1,578	1,230
Balance, end of period	$235,329	$167,797	$165,021	$160,409	$154,987

Allowance for unfunded loan commitments
Balance, beginning of period	$8,955	$8,991	$9,188	$9,224	$8,188
Beginning balance adjustment from adoption of CECL	15,089	—	—	—	—
Provision for credit losses (1)	5,600	(36)	(197)	(36)	1,036
Balance, end of period (2)	$29,644	$8,955	$8,991	$9,188	$9,224

Components of the allowance for credit losses on loans
Allowance for loan losses	$235,329	$167,797	$165,021	$160,409	$154,987
Allowance for unfunded loan commitments	29,644	8,955	8,991	9,188	9,224
Total allowance for credit losses on loans	$264,973	$176,752	$174,012	$169,597	$164,211

Net (recoveries) charge-offs to average loans - annualized	(0.06)%	0.02%	(0.01)%	0.03%	0.03%

Allowance for loan losses to funded loans	1.02%	0.80%	0.82%	0.83%	0.86%
Allowance for credit losses to funded loans	1.14	0.84	0.86	0.88	0.91
Allowance for loan losses to nonaccrual loans	271.83	299.81	327.83	309.52	353.15
Allowance for credit losses to nonaccrual loans	306.07	315.81	345.69	327.25	374.17

(1)
Upon adoption of CECL on January 1, 2020, the Provision for credit losses presented in the income statement has been modified to include amounts related to unfunded loan commitments and investment securities. The above tables reflect the Provision for credit losses on funded and unfunded loans. The Provision for credit losses on investment securities totaled $0.3 million, resulting in an ending allowance for credit losses on investment securities of $3.0 million.

(2)	The allowance for unfunded loan commitments is included as part of Accrued interest payable and other liabilities on the balance sheet.

Western Alliance Bancorporation and Subsidiaries
Asset Quality Metrics
Unaudited
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(in thousands)
Nonaccrual loans	$86,573	$55,968	$50,338	$51,825	$43,887
Nonaccrual loans to funded loans	0.37%	0.27%	0.25%	0.27%	0.24%
Repossessed assets	$10,647	$13,850	$15,483	$17,707	$17,707
Nonaccrual loans and repossessed assets to total assets	0.33%	0.26%	0.25%	0.27%	0.26%

Loans past due 90 days, still accruing	$—	$—	$—	$—	$—
Loans past due 90 days and still accruing to funded loans	—%	—%	—%	—%	—%
Loans past due 30 to 89 days, still accruing	$38,461	$14,479	$29,502	$9,681	$20,480
Loans past due 30 to 89 days, still accruing to funded loans	0.17%	0.07%	0.15%	0.05%	0.11%

Special mention loans	$104,220	$180,479	$233,835	$197,996	$134,348
Special mention loans to funded loans	0.45%	0.86%	1.16%	1.03%	0.74%

Classified loans on accrual	$149,812	$91,286	$139,576	$131,442	$161,620
Classified loans on accrual to funded loans	0.65%	0.43%	0.69%	0.68%	0.89%
Classified assets	$247,082	$171,246	$220,423	$216,000	$238,241
Classified assets to total assets	0.85%	0.64%	0.84%	0.85%	1.00%

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	March 31, 2020			December 31, 2019
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans:
Commercial and industrial	$9,651.1	$124,653	5.32%	8,927.4	$121,110	5.52%
CRE - non-owner occupied	5,238.0	68,913	5.30	5,107.9	70,982	5.53
CRE - owner occupied	2,281.3	29,191	5.24	2,299.2	30,494	5.36
Construction and land development	2,006.0	32,257	6.50	2,076.9	36,772	7.05
Residential real estate	2,158.2	20,794	3.88	2,042.1	24,394	4.74
Consumer	55.4	754	5.47	63.7	867	5.40
Loans held for sale	21.8	324	5.98	21.8	352	6.41
Total loans (1), (2), (3)	21,411.8	276,886	5.27	20,539.0	284,971	5.58
Securities:
Securities - taxable	2,889.2	17,247	2.40	3,020.2	18,483	2.43
Securities - tax-exempt	1,164.3	10,120	4.40	1,094.6	9,711	4.43
Total securities (1)	4,053.5	27,367	2.98	4,114.8	28,194	2.96
Cash and other	802.0	2,963	1.49	493.4	2,255	1.81
Total interest earning assets	26,267.3	307,216	4.80	25,147.2	315,420	5.08
Non-interest earning assets
Cash and due from banks	196.0			180.5
Allowance for credit losses	(192.7)			(166.1)
Bank owned life insurance	174.4			173.4
Other assets	1,158.9			1,108.6
Total assets	$27,603.9			$26,443.6
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,098.5	$4,501	0.58%	$2,646.5	$4,793	0.72%
Savings and money market	9,033.4	17,650	0.79	8,929.8	22,250	0.99
Certificates of deposit	2,346.0	10,365	1.78	2,124.6	10,331	1.93
Total interest-bearing deposits	14,477.9	32,516	0.90	13,700.9	37,374	1.08
Short-term borrowings	148.2	431	1.17	150.2	581	1.53
Qualifying debt	395.1	5,249	5.34	390.1	5,492	5.59
Total interest-bearing liabilities	15,021.2	38,196	1.02	14,241.2	43,447	1.21
Interest cost of funding earning assets			0.58			0.69
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	8,869.7			8,624.5
Other liabilities	643.0			590.0
Stockholders’ equity	3,070.0			2,987.9
Total liabilities and stockholders' equity	$27,603.9			$26,443.6
Net interest income and margin (4)		$269,020	4.22%		$271,973	4.39%

(1)
Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $6.5 million and $6.4 million for the three months ended March 31, 2020 and December 31, 2019, respectively.

(2)
Included in the yield computation are net loan fees of $15.5 million and accretion on acquired loans of $1.7 million for the three months ended March 31, 2020, compared to $18.3 million and $2.5 million for the three months ended December 31, 2019.

(3)	Includes non-accrual loans.

(4)	Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended
	March 31, 2020			March 31, 2019
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans:
Commercial and industrial	$9,651.1	$124,653	5.32%	$7,538.7	$109,089	6.03%
CRE - non-owner occupied	5,238.0	68,913	5.30	4,211.1	62,441	6.03
CRE - owner occupied	2,281.3	29,191	5.24	2,327.5	30,084	5.35
Construction and land development	2,006.0	32,257	6.50	2,178.3	39,704	7.41
Residential real estate	2,158.2	20,794	3.88	1,391.1	16,567	4.83
Consumer	55.4	754	5.47	62.4	933	6.07
Loans held for sale	21.8	324	5.98	—	—	—
Total loans (1), (2), (3)	21,411.8	276,886	5.27	17,709.1	258,818	6.02
Securities:
Securities - taxable	2,889.2	17,247	2.40	2,762.6	20,336	2.99
Securities - tax-exempt	1,164.3	10,120	4.40	895.6	8,798	4.98
Total securities (1)	4,053.5	27,367	2.98	3,658.2	29,134	3.47
Cash and other	802.0	2,963	1.49	450.8	3,216	2.89
Total interest earning assets	26,267.3	307,216	4.80	21,818.1	291,168	5.53
Non-interest earning assets
Cash and due from banks	196.0			162.2
Allowance for credit losses	(192.7)			(154.2)
Bank owned life insurance	174.4			170.5
Other assets	1,158.9			1,112.9
Total assets	$27,603.9			$23,109.5
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$3,098.5	$4,501	0.58%	$2,495.9	$5,583	0.91%
Savings and money market	9,033.4	17,650	0.79	7,446.6	22,007	1.20
Certificates of deposit	2,346.0	10,365	1.78	1,817.8	8,198	1.83
Total interest-bearing deposits	14,477.9	32,516	0.90	11,760.3	35,788	1.23
Short-term borrowings	148.2	431	1.17	315.8	1,939	2.49
Qualifying debt	395.1	5,249	5.34	363.0	6,105	6.82
Total interest-bearing liabilities	15,021.2	38,196	1.02	12,439.1	43,832	1.43
Interest cost of funding earning assets			0.58			0.82
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	8,869.7			7,555.6
Other liabilities	643.0			425.0
Stockholders’ equity	3,070.0			2,689.8
Total liabilities and stockholders' equity	$27,603.9			$23,109.5
Net interest income and margin (4)		$269,020	4.22%		$247,336	4.71%

(1)
Yields on loans and securities have been adjusted to a tax equivalent basis. The tax equivalent adjustment was $6.5 million and $6.1 million for the three months ended March 31, 2020 and 2019, respectively.

(2)
Included in the yield computation are net loan fees of $15.5 million and accretion on acquired loans of $1.7 million for the three months ended March 31, 2020, compared to $12.3 million and $2.8 million for the three months ended March 31, 2019.

(3)	Includes non-accrual loans.

(4)	Net interest margin is computed by dividing net interest income by total average earning assets, annualized on an actual/actual basis.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:		Regional Segments
	Consolidated Company	Arizona	Nevada	Southern California	Northern California
At March 31, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$4,771.0	$2.0	$13.1	$2.0	$1.6
Loans, net of deferred loan fees and costs	23,166.2	3,960.3	2,296.5	2,263.2	1,429.2
Less: allowance for credit losses	(235.3)	(28.9)	(20.3)	(13.6)	(12.1)
Total loans	22,930.9	3,931.4	2,276.2	2,249.6	1,417.1
Other assets acquired through foreclosure, net	10.6	—	9.3	1.3	—
Goodwill and other intangible assets, net	297.2	—	23.2	—	154.4
Other assets	1,148.5	54.2	53.4	14.4	14.8
Total assets	$29,158.2	$3,987.6	$2,375.2	$2,267.3	$1,587.9
Liabilities:
Deposits	$24,830.7	$6,529.5	$4,245.2	$3,027.6	$2,508.7
Borrowings and qualifying debt	697.9	—	—	—	—
Other liabilities	630.0	23.0	12.6	2.6	16.2
Total liabilities	26,158.6	6,552.5	4,257.8	3,030.2	2,524.9
Allocated equity:	2,999.6	495.8	305.3	260.8	327.8
Total liabilities and stockholders' equity	$29,158.2	$7,048.3	$4,563.1	$3,291.0	$2,852.7
Excess funds provided (used)	—	3,060.7	2,187.9	1,023.7	1,264.8

No. of offices	47	10	16	9	3
No. of full-time equivalent employees	1,858	112	92	122	113

Income Statement:

Three Months Ended March 31, 2020:	(in thousands)
Net interest income	$269,020	$65,404	$43,147	$32,390	$25,886
Provision for (recovery of) credit losses	51,176	6,571	3,684	3,249	4,295
Net interest income after provision for credit losses	217,844	58,833	39,463	29,141	21,591
Non-interest income	5,109	1,684	2,818	1,193	2,391
Non-interest expense	(120,481)	(23,870)	(15,100)	(15,434)	(13,668)
Income (loss) before income taxes	102,472	36,647	27,181	14,900	10,314
Income tax expense (benefit)	18,508	9,032	5,649	4,031	2,845
Net income	$83,964	$27,615	$21,532	$10,869	$7,469

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:	National Business Lines
	HOA Services	Public & Nonprofit Finance	Technology & Innovation	Hotel Franchise Finance	Other NBLs	Corporate & Other
At March 31, 2020:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$—	$—	$—	$—	$17.2	$4,735.1
Loans, net of deferred loan fees and costs	233.5	1,659.2	2,054.1	1,978.4	7,288.3	3.5
Less: allowance for credit losses	(5.2)	(16.2)	(43.1)	(20.1)	(75.8)	—
Total loans	228.3	1,643.0	2,011.0	1,958.3	7,212.5	3.5
Other assets acquired through foreclosure, net	—	—	—	—	—	—
Goodwill and other intangible assets, net	—	—	119.5	0.1	—	—
Other assets	4.5	12.0	9.9	9.0	81.1	895.2
Total assets	$232.8	$1,655.0	$2,140.4	$1,967.4	$7,310.8	$5,633.8
Liabilities:
Deposits	$3,539.6	$—	$4,154.5	$—	$51.1	$774.5
Borrowings and qualifying debt	—	—	—	—	—	697.9
Other liabilities	1.7	94.0	0.2	(0.7)	24.2	456.2
Total liabilities	3,541.3	94.0	4,154.7	(0.7)	75.3	1,928.6
Allocated equity:	98.9	127.6	371.8	158.4	575.0	278.2
Total liabilities and stockholders' equity	$3,640.2	$221.6	$4,526.5	$157.7	$650.3	$2,206.8
Excess funds provided (used)	3,407.4	(1,433.4)	2,386.1	(1,809.7)	(6,660.5)	(3,427.0)

No. of offices	1	1	9	1	4	(7)
No. of full-time equivalent employees	77	12	77	16	80	1,157

Income Statement:

Three Months Ended March 31, 2020:	(in thousands)
Net interest income	$22,883	$1,911	$41,674	$13,477	$37,427	$(15,179)
Provision for (recovery of) credit losses	708	(1,062)	18,283	5,829	9,284	335
Net interest income after provision for credit losses	22,175	2,973	23,391	7,648	28,143	(15,514)
Non-interest income	126	—	2,975	—	615	(6,693)
Non-interest expense	(10,698)	(1,854)	(13,275)	(2,435)	(11,898)	(12,249)
Income (loss) before income taxes	11,603	1,119	13,091	5,213	16,860	(34,456)
Income tax expense (benefit)	2,755	480	2,916	1,044	3,669	(13,913)
Net income	$8,848	$639	$10,175	$4,169	$13,191	$(20,543)

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:		Regional Segments
	Consolidated Company	Arizona	Nevada	Southern California	Northern California
At December 31, 2019:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$4,471.2	$1.8	$9.0	$2.3	$2.2
Loans, net of deferred loan fees and costs	21,123.3	3,847.9	2,252.5	2,253.9	1,311.2
Less: allowance for credit losses	(167.8)	(31.6)	(18.0)	(18.3)	(9.7)
Total loans	20,955.5	3,816.3	2,234.5	2,235.6	1,301.5
Other assets acquired through foreclosure, net	13.9	—	13.0	0.9	—
Goodwill and other intangible assets, net	297.6	—	23.2	—	154.6
Other assets	1,083.7	48.6	59.4	15.0	19.8
Total assets	$26,821.9	$3,866.7	$2,339.1	$2,253.8	$1,478.1
Liabilities:
Deposits	$22,796.5	$5,384.7	$4,350.1	$2,585.3	$2,373.6
Borrowings and qualifying debt	393.6	—	—	—	—
Other liabilities	615.1	17.8	11.9	1.2	15.9
Total liabilities	23,805.2	5,402.5	4,362.0	2,586.5	2,389.5
Allocated equity:	3,016.7	453.6	301.0	253.3	312.5
Total liabilities and stockholders' equity	$26,821.9	$5,856.1	$4,663.0	$2,839.8	$2,702.0
Excess funds provided (used)	—	1,989.4	2,323.9	586.0	1,223.9

No. of offices	47	10	16	9	3
No. of full-time equivalent employees	1,835	108	89	120	112

Income Statements:

Three Months Ended March 31, 2019:	(in thousands)
Net interest income	$247,336	$55,226	$39,097	$30,477	$23,033
Provision for (recovery of) credit losses	4,536	161	533	733	(719)
Net interest income (expense) after provision for credit losses	242,800	55,065	38,564	29,744	23,752
Non-interest income	15,410	1,521	2,573	1,001	2,220
Non-interest expense	(111,878)	(22,248)	(15,781)	(14,583)	(13,490)
Income (loss) before income taxes	146,332	34,338	25,356	16,162	12,482
Income tax expense (benefit)	25,536	8,585	5,325	4,525	3,495
Net income	$120,796	$25,753	$20,031	$11,637	$8,987

No. of offices	47	10	16	9	3
No. of full-time equivalent employees	1,773	113	90	119	121

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:	National Business Lines
	HOA Services	Public & Nonprofit Finance	Technology & Innovation	Hotel Franchise Finance	Other NBLs	Corporate & Other
At December 31, 2019:	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$—	$—	$—	$—	$10.1	$4,445.8
Loans, net of deferred loan fees and costs	237.2	1,635.6	1,552.0	1,930.8	6,098.7	3.5
Less: allowance for credit losses	(2.0)	(13.7)	(12.6)	(12.6)	(49.3)	—
Total loans	235.2	1,621.9	1,539.4	1,918.2	6,049.4	3.5
Other assets acquired through foreclosure, net	—	—	—	—	—	—
Goodwill and other intangible assets, net	—	—	119.7	0.1	—	—
Other assets	1.2	18.3	7.3	8.8	64.3	841.0
Total assets	$236.4	$1,640.2	$1,666.4	$1,927.1	$6,123.8	$5,290.3
Liabilities:
Deposits	$3,210.1	$0.1	$3,771.5	$—	$36.9	$1,084.2
Borrowings and qualifying debt	—	—	—	—	—	393.6
Other liabilities	1.8	52.9	0.1	—	2.8	510.7
Total liabilities	3,211.9	53.0	3,771.6	—	39.7	1,988.5
Allocated equity:	84.5	131.6	317.5	158.5	494.3	509.9
Total liabilities and stockholders' equity	$3,296.4	$184.6	$4,089.1	$158.5	$534.0	$2,498.4
Excess funds provided (used)	3,060.0	(1,455.6)	2,422.7	(1,768.6)	(5,589.8)	(2,791.9)

No. of offices	1	1	9	1	4	(7)
No. of full-time equivalent employees	75	12	76	16	75	1,152

Income Statement:

Three Months Ended March 31, 2019:	(in thousands)
Net interest income	$20,641	$3,422	$29,403	$12,944	$25,691	$7,402
Provision for (recovery of) credit losses	(27)	(40)	(918)	799	2,978	1,036
Net interest income (expense) after provision for credit losses	20,668	3,462	30,321	12,145	22,713	6,366
Non-interest income	96	—	3,362	—	657	3,980
Non-interest expense	(8,460)	(1,906)	(11,889)	(2,399)	(9,336)	(11,786)
Income (loss) before income taxes	12,304	1,556	21,794	9,746	14,034	(1,440)
Income tax expense (benefit)	2,830	356	5,013	2,242	3,228	(10,063)
Net income	$9,474	$1,200	$16,781	$7,504	$10,806	$8,623

No. of offices	1	1	9	1	4	(7)
No. of full-time equivalent employees	69	10	67	16	58	1,110

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Operating Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(in thousands)
Total non-interest income	$5,109	$16,027	$19,441	$14,218	$15,410
Less:
Gain (loss) on sales of investment securities, net	72	—	3,152	—	—
Fair value (loss) gain adjustments on assets measured at fair value, net	(11,300)	491	222	1,572	2,834
Total operating non-interest income (1)	16,337	15,536	16,067	12,646	12,576
Plus: net interest income	269,020	271,973	266,422	254,681	247,336
Net operating revenue (1)	$285,357	$287,509	$282,489	$267,327	$259,912

Total non-interest expense	$120,481	$129,735	$126,152	$114,249	$111,878
Less:
Net (gain) loss on sales and valuations of repossessed and other assets	(1,452)	962	3,379	(620)	97
Total operating non-interest expense (1)	$121,933	$128,773	$122,773	$114,869	$111,781

Operating pre-provision net revenue (2)	$163,424	$158,736	$159,716	$152,458	$148,131

Plus:
Non-operating revenue adjustments	(11,228)	491	3,374	1,572	2,834
Less:
Provision for credit losses	51,176	3,964	3,803	6,964	4,536
Non-operating expense adjustments	(1,452)	962	3,379	(620)	97
Income tax expense	18,508	26,236	28,533	24,750	25,536
Net income	$83,964	$128,065	$127,375	$122,936	$120,796

(1), (2)	See Non-GAAP Financial Measures footnotes on page 21.

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Operating Efficiency Ratio by Quarter:
	Three Months Ended
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(in thousands)
Total operating non-interest expense	$121,933	$128,773	$122,773	$114,869	$111,781
Divided by:
Total net interest income	269,020	271,973	266,422	254,681	247,336
Plus:
Tax equivalent interest adjustment	6,453	6,359	6,423	6,218	6,094
Operating non-interest income	16,337	15,536	16,067	12,646	12,576
	$291,810	$293,868	$288,912	$273,545	$266,006
Operating efficiency ratio - tax equivalent basis (3)	41.8%	43.8%	42.5%	42.0%	42.0%

Tangible Common Equity:
	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	Jun 30, 2019	Mar 31, 2019
	(dollars and shares in thousands)
Total stockholders' equity	$2,999,633	$3,016,748	$2,923,063	$2,851,264	$2,720,620
Less: goodwill and intangible assets	297,234	297,607	297,994	298,381	298,768
Total tangible common equity	2,702,399	2,719,141	2,625,069	2,552,883	2,421,852
Plus: deferred tax - attributed to intangible assets	1,861	1,921	2,005	2,105	2,183
Total tangible common equity, net of tax	$2,704,260	$2,721,062	$2,627,074	$2,554,988	$2,424,035
Total assets	$29,158,227	$26,821,948	$26,324,245	$25,314,785	$23,792,846
Less: goodwill and intangible assets, net	297,234	297,607	297,994	298,381	298,768
Tangible assets	28,860,993	26,524,341	26,026,251	25,016,404	23,494,078
Plus: deferred tax - attributed to intangible assets	1,861	1,921	2,005	2,105	2,183
Total tangible assets, net of tax	$28,862,854	$26,526,262	$26,028,256	$25,018,509	$23,496,261
Tangible common equity ratio (4)	9.4%	10.3%	10.1%	10.2%	10.3%
Common shares outstanding	101,153	102,524	102,639	103,654	104,483
Tangible book value per share, net of tax (5)	$26.73	$26.54	$25.60	$24.65	$23.20

(3), (4), (5) See Non-GAAP Financial Measures footnotes.

Non-GAAP Financial Measures Footnotes

(1)	We believe these non-GAAP measurements provide a useful indication of the cash generating capacity of the Company.
(2)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(3)	We believe this non-GAAP ratio provides a useful metric to measure the operating efficiency of the Company.
(4)	We believe this non-GAAP ratio provides an important metric with which to analyze and evaluate financial condition and capital strength.
(5)	We believe this non-GAAP measurement improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476